Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square 8 Connaught Place Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

26 March 2024

Matter No.: 838362/109835540

852 2842 9530

Richard.hall@conyers.com

852 2842 9522

Michael.Yu@conyers.com

E-Home Household Service Holdings Limited

E-Home, 18/F, East Tower, Building B,

Dongbai Center, Yangqiao Road,

Gulou District, Fuzhou City 350001,

People’s Republic of China

Dear Sir/ Madam,

Re: E-Home Household Service Holdings Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 (File No. 333-259464) filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), and a prospectus supplement to be filed with the Commission on or about the date hereof (the “Prospectus Supplement”), relating to the sale and purchase of an aggregate of up to 10,000,000 ordinary shares of the Company par value US$1.00 per share (the “Ordinary Shares”) pursuant to the Securities Purchase Agreement dated 21 March 2024 entered into by the Company and the purchasers named therein (the “Securities Purchase Agreement”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement;

1.2.	a copy of the Prospectus Supplement; and

1.3.	a copy of the Securities Purchase Agreement.

The documents listed in items 1.1 through 1.3 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.4.	a copy of the Memorandum and Articles of Association of the Company;

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.5.	a copy of minutes of a meeting of the shareholders of the Company held on 6 February 2024 and written resolutions of the Company’s directors dated 6 February 2024 and 19 March 2024 (the “Resolutions”);

1.6.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 25 March 2024 (the “Certificate Date”);

1.7.	a copy of the register of directors of the Company provided to us on 25 March 2024 and a copy of the register of members of the Company provided to us on 25 March 2024 (the “Company Registers”); and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Securities Purchase Agreement, other than the Company, to enter into and perform its respective obligations under the Securities Purchase Agreement;

2.4.	the due execution and delivery of the Securities Purchase Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and the other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that upon issue of any Ordinary Shares by the Company under the Securities Purchase Agreement the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Securities Purchase Agreement in accordance with its terms and that the Registration Statement and the Prospectus Supplement will be duly filed with the Commission and have become effective prior to the issue by the Company of any Ordinary Shares under the Securities Purchase Agreement;

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2.10.	that the contents of the Company Registers are true and correct as of the date of the Resolutions, the date of the Securities Purchase Agreement and as of the date hereof;

2.11.	the Company has not taken any action to appoint a restructuring officer;

2.12.	that all necessary corporate action will be taken to authorise and approve any issue of the Ordinary Shares in accordance with the Securities Purchase Agreement;

2.13.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company; and

2.14.	that on the date of issuance of any of the Ordinary Shares, (i) the Company will have sufficient authorised but unissued Ordinary Shares, and (ii) the Company is and after issuing such Ordinary Shares will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Securities Purchase Agreement:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Securities Purchase Agreement if there are other proceedings in respect of the Securities Purchase Agreement simultaneously underway against the Company in another jurisdiction.

3.2.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

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3.3.	We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of the Securities Purchase Agreement that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the Prospectus Supplement and the issuance of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	The Ordinary Shares, when issued and paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6- K with the Commission. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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